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                                                                     Exhibit 5.1

                   PHILLIPS NIZER BENJAMIN KRIM & BALLON LLP
                               666 Fifth Avenue
                         New York, New York 10103-0084

                                April 18, 1997


Petroleum Heat and Power Co., Inc.
2187 Atlantic Street
Stamford, Connecticut  06902

            Re:  Registration Statement on Form S-4 (333-23139)

Ladies and Gentlemen:

            We refer to the above-captioned registration statement (the "Registration Statement"), under the Securities Act of 1933, as amended (the "1933 Act"), filed by Petroleum Heat and Power Co., Inc., a Minnesota corporation (the "Company"), with the Securities and Exchange Commission relating to the proposed public offering by the Company of up to 1,200,000 shares (the "Shares") of 12 7/8% Series B Exchangeable Preferred Stock with a liquidation preference of $25 per share (the "New Preferred Stock"). The Company has offered to exchange the New Preferred Stock for an equal number of shares of its 12 7/8% Series A Exchangeable Preferred Stock with a liquidation preference of $25 per share (the "Old Preferred Stock" and together with the New Preferred Stock, the "Preferred Stock"). Each term used herein that is defined in the Registration Statement and not otherwise defined herein shall have the meaning specified in the Registration Statement.

            We have examined copies of the Restated Articles of Incorporation of the Company, the Certificate of Designation for the Preferred Stock and the Amended By-Laws of the Company and such other records and documents as we have deemed relevant and necessary to the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as certified or photostatic copies.

            Based upon the foregoing and relying upon statements of fact contained in the documents we have examined, we are of the opinion that the issuance of the Shares of New Preferred Stock has been duly authorized, and when issued pursuant to the Registration Rights Agreement, a form of which was filed as an Exhibit to the Registration Statement, will be legally and validly issued, fully paid and non-assessable.
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Petroleum Heat and Power Co., Inc.
April 18, 1997
Page 2

            We consent to being named in the Registration Statement and related Prospectus as counsel who are passing upon the legality of the Shares for the Company, and to the reference to our name under the captions "Prospectus Summary," "Certain Federal Income Tax Considerations" and "Legal Matters" in such Prospectus. We also consent to your filing copies of this opinion as an exhibit to the aforesaid Registration Statement.

                                          Very truly yours,

                                          PHILLIPS NIZER BENJAMIN
                                                KRIM & BALLON LLP


                                          By:  /s/
                                               ------------------------
                                                Alan Shapiro, a Partner